Exhibit No. EX-99.h.2.x

DIMENSIONAL INVESTMENT GROUP INC.

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

ADDENDUM NUMBER ELEVEN

THIS ADDENDUM is made as of the 22 day of December, 2003, by and between DIMENSIONAL INVESTMENT GROUP INC., formerly known as the “DFA U.S. Large Cap Portfolio, Inc.,” a Maryland corporation (the “Fund”), and PFPC INC., formerly known as “Provident Financial Processing Corporation,” a Delaware corporation (“PFPC”).

W I T N E S S E T H:

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

WHEREAS, the Fund has retained PFPC to provide certain administration and accounting services to the Fund pursuant to an Administration and Accounting Services Agreement dated July 12, 1991, as amended (the “Agreement”), which, as of the date hereof, remains in full force and effect; and

WHEREAS, Paragraph 1 of the Agreement provides that PFPC shall provide such services to any portfolio organized by the Fund after the date of the Agreement as agreed to in writing by PFPC and the Fund; and

WHEREAS, PFPC presently provides such services to the existing portfolios of the Fund, and has agreed to provide such services to three (3) new portfolios of the Fund, designated as the Global Equity Portfolio, the Global 60/40 Portfolio and the Global 25/75 Portfolio, which are listed on Schedule B, attached hereto; and

WHEREAS, Paragraph 18 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound thereby, the parties agree that:

1. The Agreement is amended to provide that those portfolios set forth on “Schedule B, Portfolios of Dimensional Investment Group Inc., Amended and Restated December 23, 2003,” which is attached hereto, shall be “Portfolios” under the Agreement.

2. The fee schedules of PFPC applicable to the Portfolios shall be as agreed to in writing, from time to time, by the Fund and PFPC.

3. In all other respects, the Agreement shall remain unchanged and in full force and effect.

4. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. The effective date of this Addendum shall be December 23, 2003.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number Eleven to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

DIMENSIONAL INVESTMENT GROUP INC.

By:	/s/ Valerie A. Brown

Valerie A. Brown Vice President and Assistant Secretary

PFPC INC.

By:	/s/ Neal J. Andrews

Name:	Neal J. Andrews
Title:	SVP

Amended and Restated

December 23, 2003

SCHEDULE B

PORTFOLIOS OF

DIMENSIONAL INVESTMENT GROUP INC.

The DFA U.S. Small Cap Institutional Portfolio

U.S. Large Cap Value Portfolio II

U.S. Small Cap Value Portfolio II

DFA International Value Portfolio

DFA International Value Portfolio II

DFA International Value Portfolio III

U.S. Large Cap Value Portfolio III

Emerging Markets Portfolio II

AAM/DFA U.S. High Book to Market Portfolio

AAM/DFA Two-Year Fixed Income Portfolio

AAM/DFA Two-Year Government Portfolio

DFA International Value Portfolio IV

Tax-Managed U.S. Marketwide Value Portfolio II

U.S. Large Company Institutional Index Portfolio

U.S. Small Cap Portfolio K

U.S. Large Cap Value Portfolio K

U.S. Small XM Value Portfolio K

U.S. Large Company Portfolio K

DFA International Value Portfolio K

Emerging Markets Portfolio K

DFA One-Year Fixed Income Portfolio K

DFA Two-Year Global Fixed Income Portfolio K

DFA International Small Company Portfolio V

DFA Emerging Markets Portfolio V

Global Equity Portfolio

Global 60/40 Portfolio

Global 25/75 Portfolio

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